Exhibit 10.1

AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS

THIS AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS (“Agreement”) is made and entered into as of this 19th day of March 2013,  (the “Effective Date”), by and between AMP Holding Inc., a Nevada corporation, (“Company”) and William B. Richardson III, an individual (“Advisor”).

Recital

As part of its ongoing business, the Company desires to retain highly qualified individuals to advise the Company with respect to certain aspects of the Company’s business.  In furtherance thereof, the Company desires to retain Advisor as a consultant and member of the Company’s Advisory Board, and the Company and Advisor desire to enter into this Agreement.

1.           Term.

This Agreement shall commence upon the Effective Date and shall continue thereafter for a period of three (3) years, unless earlier terminated in accordance with this Agreement.

2.           Position and Responsibilities.

(a)           Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a member of the Company’s Advisory Board (the “Advisory Board”) and as a consultant to the Company.  As consultant and member of the Advisory Board, Advisor agrees to devote his best efforts to provide the following services:  (a) attending any meetings of the Advisory Board; (b) performing the duties of an Advisory Board member at such meetings as established from time to time by mutual agreement of the Parties, including, without limitation, meeting with Company employees, consultants and others, reviewing the Company’s goals and assisting in the planning for and execution of the Company’s goals and providing advice, support, techniques and improvements in the Company’s business activities; and (c) providing consulting services to the Company at the Company’s request, including a reasonable amount of informal consultation over the telephone or in person one day per month or otherwise as requested by the Company.  The services to be provided by Advisor hereunder are referred to collectively herein as the “Services.”

(b)           Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performance of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement or during the term hereof.

3.           Compensation and Benefits.

(a)        Advisor’s Fee (the “Advisor’s Fee”).  In consideration of the services to be rendered under this Agreement, Company shall provide to Advisor upon the Effective Date,  a non-employee Advisor’s Fee in advance of 300,000 shares of restricted Company common stock within ten (10) business days of the Effective Date.  In addition, the Company shall issue the Advisor a Stock Option to acquire 50,000 shares of common stock, at an exercise price of $0.25 per share for a period of five (5) years, which such Stock Option shall vest in equal installments of 16,666 shares per year for three (3) years commencing one (1) year from the Effective Date.  The Stock Option shall be in the form of the Exhibit A attached hereto.

(b)           Benefits.  Advisor shall not be eligible to participate in any benefits made generally available by Company, including, but not limited to, vacation leave and pay, sick leave and pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by the Company to its employees.

(c)           Expenses.  The Company shall reimburse Advisor for his reasonable, out-of-pocket, pre-approved expenses as incurred by Advisor in connection with its performance under this Agreement.  Advisor shall not incur any expenses without prior consent of the Company.  Advisor agrees to provide the Company with access to such receipts, ledgers and other records as may be reasonably appropriate for the Company to verify the amount and nature of such expenses.

(d)           Taxes.  Advisor shall be responsible to pay any and all applicable taxes that result from this Consulting Agreement including, but not limited to, federal and state income taxes. Advisor shall have sole responsibilities for the withholding of any and all applicable federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Advisor under this Agreement.

(e)           Indemnification.  Company will indemnify and defend Advisor against liability incurred in the performance of the Services, as set forth in the attachment in Exhibit B.

4.           Independent Contractor.

The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company.  Advisor has no authority to obligate or bind the Company by contract or otherwise.  Advisor will not be eligible for any employee benefits, nor will Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation).  Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

5.           Termination.

(a)           Right to Terminate.  At any time, Advisor may be terminated and this Agreement shall automatically terminate upon the effective date of such termination.

Advisor may resign at any time during the term of this Agreement, and this Agreement shall automatically terminate upon the effective date of such resignation.  Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Advisor nor Company shall be required to provide any advance notice or any reason or cause for termination of Advisor’s status.

(b)           Effect of Termination as Advisor.  Upon termination of this Agreement, Company shall pay to Advisor all compensation and benefits to which Advisor is entitled up through the date of termination.  Thereafter, all of Company’s obligations under this Agreement shall cease and the Stock Option shall be terminated.

6.           Termination Obligations.

(a)           Advisor agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, contracts, and computer-generated materials provided to or prepared by Advisor incident to his services belong to Company and shall be promptly returned at the request of Company within a reasonable period following termination of this Agreement.

(b)           Upon termination of this Agreement, Advisor shall be deemed to have resigned from all offices then held with Company by virtue of his position.  Advisor agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other advisors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c)                 The Company and Advisor agree that their obligations under this Section, as well as Sections 7 and 8, shall survive the termination of this Agreement.

7.           Nondisclosure Obligations.

(a)           Receipt of Proprietary Information.  Advisor recognizes and acknowledges that, in the course of the engagement of Advisor by the Company, and as a result of the confidential relationship with the Company established thereby, Advisor shall be receiving proprietary information of the Company and other confidential information, including without limitation, technology and information relating to the Company’s business or its patents, inventions, software, know-how and other property rights (“Proprietary Information”), and developing additional know-how and proprietary information owned by the Company which will become Proprietary Information, and that such Proprietary Information are highly valuable assets of the Company; provided, that technology and information shall not be considered Proprietary Information of the Company which are (1) known to Advisor prior to execution of this Agreement, defined herein, (2) divulged by the Company to another without confidentiality restrictions; (3) disclosed to Advisor by a third party or otherwise who is not in breach of any confidentiality obligation to the Company; (4) publicly used, known or available, not due to any unauthorized act by Advisor; or (5) disclosed by operation of law or in response to a subpoena or order by a court of proper jurisdiction.

(b)           Nondisclosure.  Advisor shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of the Company and at the express, written request of the Company) any Proprietary Information, all of which are deemed confidential and proprietary.

(c)           Ownership.  Any methods, developments, know-how, inventions and/or improvements whether or not patentable or subject to intellectual property protection including, but not limited to, the Proprietary Information, and all related materials that are (1) developed by Advisor in connection with the performance of the Services after the Effective Date; or (2) paid for or provided by the Company in connection with the performance of the Services before or after the Effective Date, (collectively “Developed Property”) shall be and remain the property of the Company.

(d)           Works Made for Hire.  In no way limiting the foregoing, all Developed Property conceived or made by Advisor in connection with the Services are “supplementary works” and “works made for hire” (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by the Company; and Advisor hereby assigns to the Company all Developed Property which Advisor may conceive of or make in connection with the performance of the Services.

(e)           Disclosure; Assignment.  Advisor shall immediately disclose to Company all Developed Property.  Advisor shall promptly shall execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment by Advisor to the Company of any Developed Property.  Upon the request of the Company and at the Company’s expense, Advisor shall execute patent and copyright applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property.  Notwithstanding the fact that Company may request additional written assignments or applications, this assignment shall be deemed sufficient to convey all of Advisor’s right, title and interest in any Developed Property.

(f)           Injunctive Relief.  If Advisor violates this Section 7 of this Agreement, the Company (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance.  The posting of a bond shall not be required as a pre-condition to such injunctive relief.

8.           Dispute Resolution.

(a)           Jurisdiction and Venue.  The parties agree that any suit, action, or proceeding between Advisor (and his successors, and assigns) and Company (and its affiliates, shareholders, advisors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Agreement shall be brought in either the United States District Court for the District of  Ohio or in an appropriate Ohio state court and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)           Attorneys’ Fees.  In the event there is any dispute concerning this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

9.              Entire Agreement.

This Agreement, including Exhibit B on Indemnification and Exculpation are intended to be the final, complete, and exclusive statement of the terms of Advisor’s relationship solely with respect to his position with Company.  This Agreement is entirely superseded and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Advisor’s relationship. Agreements related to Advisor’s ownership of the securities are not affected by this Agreement.

10.           Amendments; Waivers.

This Agreement may not be amended except by a writing signed by Advisor and by a duly authorized representative of the Company other than Advisor.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11.           Assignment.

Advisor agrees that Advisor will not assign any rights or obligations under this Agreement, with the exception of Advisor’s ability to assign rights with respect to the securities.  Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

12.           Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Ohio.

14.           Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15.           Binding Agreement.

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Advisor.  This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns.  To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Advisor’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

16.           Advisor Acknowledgment.

Advisor expressly acknowledges that Advisor has had the opportunity to consult legal counsel concerning this Agreement, that Advisor has read and understands the Agreement, that Advisor is fully aware of its legal effect, and that Advisor has entered into it freely based upon his own judgment and not on any representations or promises other than those contained in this Agreement.

17.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Effective Date of Agreement.

This Agreement is effective as of the date first written above.

AMP Holding Inc.	Advisor:

By: /s/Stephen Burns	By: /s/William B. Richardson III
Printed: Stephen Burns	Printed: William B. Richardson III
Title: Chief Executive Officer

EXHIBIT A
Form of Stock Option

EXHIBIT B

Indemnification.

(a) Indemnification in Proceedings.  The Company shall indemnify Advisor to the fullest extent permitted by applicable law, as the same may be amended from time to time (but, only to the extent that such amendment permits Advisor to broader indemnification rights than applicable law permitted prior to adoption of such amendment), if Advisor is a party to or threatened to be made a party to or otherwise involved in any proceeding (including any proceeding by or in the right of the Company to procure a judgment in its favor), for any and all expenses, actually and reasonably incurred by Advisor in connection with the investigation, defense, settlement or appeal of such proceeding.

(b) Exceptions.  Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Advisor on account of any proceeding with respect to (i) remuneration paid to Advisor if it is determined by final judgment or other final adjudication that such remuneration was in violation of law, or (ii) a final judgment or other final adjudication that Advisor’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination).  For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.